FOR IMMEDIATE RELEASE
KING TO COMMENCE CASH TENDER OFFER FOR ALPHARMA
AT $37 PER SHARE
BRISTOL, TN., September 11, 2008 — King Pharmaceuticals, Inc. (NYSE: KG) today announced that it intends to commence a cash tender offer to acquire all of the outstanding shares of Class A Common Stock of Alpharma Inc. (NYSE: ALO) for $37 per share in cash. This offer represents a 67% premium over the closing price of Alpharma Class A Common Stock on August 4, 2008, the date of King’s initial private written proposal to Alpharma, a 54% premium over the closing price on August 21, 2008, the last trading day prior to public disclosure of King’s proposal, and a 60% premium over Alpharma’s average closing price during the twelve-month period ended August 21, 2008. This price represents a total equity value of approximately $1.6 billion and an enterprise value of approximately $1.4 billion.
“We have determined it is necessary to take our enhanced offer directly to Alpharma stockholders in order to deliver significant value to them as expeditiously as possible,” said Chairman, President and Chief Executive Officer of King, Brian A. Markison. “This compelling transaction would deliver superior value to our respective stockholders and create a stronger platform to deliver innovation to patients, prescribers and customers.”
Mr. Markison concluded, “We are committed to completing this transaction and remain willing to work cooperatively with Alpharma.”
King expects that the transaction would be accretive to its GAAP earnings per share in the second year following completion of the transaction. The Company believes the proposed combination could receive all necessary regulatory approvals and be completed by the end of 2008.
The Company noted that it intends, if appropriate in order to facilitate its offer, to commence a consent solicitation to replace the Board of Directors of Alpharma with its own nominees.
Credit Suisse and Wachovia Securities are acting as financial advisors to King and Dewey & LeBoeuf LLP is acting as legal counsel.
Below is the text of the letter that was sent on September 11, 2008 to Alpharma’s President and Chief Executive Officer, Dean J. Mitchell, and its Board of Directors:

Mr. Dean J. Mitchell
President and Chief Executive Officer
Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807
Dear Dean:
     I am disappointed that you and your Board of Directors have rejected our enhanced offer.
     In light of your decision, we have decided to publicly disclose our latest proposal to acquire all of the outstanding shares of Alpharma Class A Common Stock at a price of $37 per share in cash and to take this offer directly to your stockholders. This price represents a premium of 67% over the closing price of the Alpharma Class A Common Stock on August 4, 2008, the date of King’s initial private written proposal to Alpharma, and premium of 54% over the closing price on August 21, 2008, the last trading day prior to public disclosure of King’s initial proposal. We believe this is a compelling offer that your stockholders will find extremely attractive.
     Since early July of 2008, I have attempted to engage Alpharma’s management and Board of Directors in a substantive discussion of the merits of a negotiated business combination between King and Alpharma, without result.
     In our latest private offer of $37 per share in cash, we stated that we were prepared to enter into a merger agreement containing a “go-shop” provision whereby Alpharma would be permitted, after signing, to actively solicit third-party offers during an agreed-upon period of time. You have also declined this offer.
     While we would prefer to work cooperatively with you and your Board to complete a negotiated transaction, our Board of Directors has authorized management to commence a tender offer to purchase all of the outstanding shares of Class A Common Stock of Alpharma for $37 per share in cash, which we intend to do promptly.
     As you know we have retained Credit Suisse and Wachovia Securities as our financial advisors and Dewey & LeBoeuf LLP as our legal advisor to assist in completing this transaction. King and its advisors are ready to meet with you and your representatives to complete the transaction promptly.
     I hope to hear from you soon.
Very truly yours,

Brian Markison
Chairman of the Board,
President and Chief Executive Officer

cc:	To the attention of Alpharma Inc.’s Board of Directors
Mr. Peter G. Tombros, Chairman of the Board
Mr. Finn-Berg Jacobsen, Director
Mr. Peter Ladell, Director
Mr. Ramon Perez, Director
Mr. David U’Prichard, Director
About King Pharmaceuticals, Inc.
King, headquartered in Bristol, Tennessee, is a vertically integrated branded pharmaceutical company. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products and technologies that complement the Company’s focus in specialty-driven markets, particularly neuroscience, hospital and acute care. King strives to be a leader and partner of choice in bringing innovative, clinically-differentiated medicines and technologies to market.
Forward-looking Statements
This press release contains forward-looking statements. King Pharmaceuticals, Inc. (“King”) disclaims any intent or obligation to update these forward- looking statements. All statements contained in this document that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors such as King’s ability to complete the tender offer as expected; King’s ability to achieve the synergies and value creation contemplated by the proposed transaction; King’s ability to promptly and effectively integrate the businesses of Alpharma Inc. (“Alpharma”) and King and any necessary actions to obtain required regulatory approvals; the potential of King’s branded pharmaceutical products; expectations regarding the enforceability and effectiveness of product-related patents; expected trends and projections with respect to particular products, reportable segment and income and expense line items; the adequacy of King’s liquidity and capital resources; anticipated capital expenditures; the acceptance, priority review or approval of certain New Drug Applications; the development, approval and successful commercialization of certain products; the successful execution of growth and restructuring strategies, including King’s accelerated strategic shift; anticipated developments and expansions of King’s business; plans for the manufacture of some of King’s products; the potential costs, outcomes and timing of research, clinical trials and other development activities involving pharmaceutical products; the development of product line extensions; the expected timing of the initial marketing of certain products; products developed, acquired or in-licensed that may be commercialized; King’s intent, beliefs or current expectations, primarily with respect to future operating performance; expectations regarding sales growth, gross margins, manufacturing productivity, capital expenditures and effective tax rates; expectations regarding the outcome of various pending legal proceedings; expectations regarding King’s financial condition and liquidity as well as future cash flows and earnings; expectations regarding the ability to liquidate King’s holdings of auction rate securities and the temporary nature of the unrealized losses recorded in connection with these securities. Forward-looking statements involve risks and uncertainties. For further information regarding these and other risks related to King’s business, investors should consult King’s most recent Annual Report on Form 10-K for the year ended December 31, 2007 and King’s quarterly reports on Form 10-Q and other documents filed by King with the Securities and Exchange Commission (“SEC”).

Important Additional Information about the Tender Offer
The tender offer described in this press release has not yet commenced, and this press release is neither an offer to purchase nor a solicitation of an offer to sell Alpharma Class A Common Stock. The solicitation and offer to buy Alpharma’s Class A Common Stock will only be made pursuant to an offer to purchase and related materials that King intends to file promptly. Investors and security holders are urged to read any such disclosure documents filed with the SEC, including the tender offer statement and related documents, carefully in their entirety when they become available because they will contain important information. Investors and security holders will be able to obtain free copies of any such documents filed with the SEC by King at www.kingpharm.com and through the web site maintained by the SEC at www.sec.gov. Free copies of any such documents (when available) can also be obtained by directing a request to King’s information agent, Innisfree M&A Incorporated, at (877) 687-1875.
Important Additional Information about the Consent Solicitation
This press release is not a substitute for any disclosure documents, including the proxy statement, King will file with the SEC and send to Alpharma stockholders in connection with the solicitation of the stockholders of Alpharma or in connection with any business combination transaction with Alpharma, as required. Investors and security holders are urged to read any such disclosure documents filed with the SEC, including the proxy statement and related documents, carefully in their entirety when they become available because they will contain important information. Investors and security holders will be able to obtain free copies of any such documents filed with the SEC by King at www.kingpharm.com and through the web site maintained by the SEC at www.sec.gov. Free copies of any such documents (when available) can also be obtained by directing a request to King’s proxy solicitor, Innisfree M&A Incorporated, at (877) 687-1875.
King and certain of its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of any business combination transaction or solicitation of the stockholders of Alpharma. As of the date of this press release, King is the beneficial owner of 10 shares of Alpharma Class A Common Stock. Information regarding King’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC on February 29, 2008, and its Proxy Statement for its 2008 Annual Meeting of Stockholders, which was filed with the SEC on April 15, 2008.
EXECUTIVE OFFICES
KING PHARMACEUTICALS, INC.
501 FIFTH STREET, BRISTOL, TENNESSEE 37620